Exhibit 99.1

CONSOL Coal Resources LP Announces Results for the Second Quarter 2020

CANONSBURG, PA - August 10, 2020 - Today, CONSOL Coal Resources LP (NYSE: CCR) (the "Partnership") reported financial and operating results for the quarter ended June 30, 2020.

Second Quarter 2020 Highlights Include:

•	Net loss of ($7.9) million;
•	Adjusted EBITDA[1] of $6.0 million;
•	Net leverage ratio[1] of 2.9x;
•	Contract buyout revenue of $7.5 million;
•	Operating protocols in place for COVID-19-related response, focused on enhanced sanitization, social distancing measures and mitigating the risk of spread; and
•	Executed an amendment of our affiliate loan, which provides eight quarters of covenant relaxation.

Management Comments

"The second quarter of 2020 was the most challenging quarter I have seen in the 30+ year history of the Pennsylvania Mining Complex, as government-imposed lockdowns in response to the COVID-19 pandemic, both domestically and abroad, resulted in historic underutilization of our assets," said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. "The significant demand decline in the second quarter that reduced our operational and sales performances also significantly impacted our financial results. However, I am pleased with the prompt response of our team, as we sought to align our operations with demand and reduce discretionary spending. From a shipment perspective, the decrease in demand for our coal as a result of the COVID-19 pandemic hit its lowest point to date in May. With summer weather now officially upon us and with economies beginning to reopen, we have seen shipment levels improve since the end of the second quarter, and we are cautiously optimistic that this trend will continue through the second half of 2020. Although we can’t control the markets or overall demand during these unprecedented times, we are laser focused on managing the things that are within our control."

"On the safety front, our Bailey Mine and Bailey Preparation Plant had ZERO recordable incidents during the second quarter. Our total recordable incident rate at the Pennsylvania Mining Complex for the second quarter of 2020 improved by 37.9% compared to the second quarter of 2019. Safety continues to be our top core value."

Sales & Marketing

Our marketing team sold 0.6 million tons of coal during the second quarter of 2020 at an average revenue per ton sold of $43.82, compared to 1.8 million tons at an average revenue per ton sold of $47.53 in the year-ago period. The significant decline in sales tons for the quarter was the result of an unprecedented contraction in U.S. and global economic activity due to the COVID-19 pandemic. As a result of this decline, several of our customers deferred tonnage and/or partially bought out of their contracted positions. We negotiated buyouts of some volumes from customer contracts in exchange for payment of certain fees to us during the second quarter of 2020, which contributed $7.5 million to our other income but resulted in a reduction in our coal revenue during the quarter.

On a positive note, given the unprecedented demand decline, U.S. and global coal producers responded by curtailing significant portions of their annual mine production. On the domestic front, EIA lowered its U.S. coal production estimate to 501 million tons in 2020, a 29% reduction versus 2019 levels. Furthermore, low natural gas and crude oil prices are leading to reduced activity and capital expenditures for E&P companies. IHS Markit reports that active U.S. gas rigs stood at 76 as of July 2nd, down from 174 a year ago and down from more than 200 active rigs in January 2019. As a result, several industry observers now expect natural gas prices to rise above $3/mmBtu in 2021, as gas production declines due to a lack of capital spending, which we believe will make coal more attractive to power plant customers. We have already seen a pickup in contracting activity for 2021 and beyond. During the quarter, we contracted approximately 1.1 million tons for 2021-2024 coal sales at prices above the forward strip published by Coaldesk LLC. This also brings our 2021 contracted position to approximately 49%, assuming a 6.5 million ton production run rate. While we are fully contracted for 2020, we face significant uncertainties given the ongoing economic slowdown due to the COVID-19 pandemic-related shutdowns. As we did in the first half of 2020, we will continue to collaborate with our customers to manage our respective contractual obligations, which could result in some additional 2020 contracted volumes being bought out or deferred.

Internationally, thermal coal prices remained under pressure in the second quarter of 2020 due to the impacts of the COVID-19-related shutdowns and reduced global LNG prices. API2 prompt month prices declined 23.5% in the second quarter of 2020 compared to the year-ago period. On a positive note, we are starting to see some recovery in the export markets with API2 prices increasing 27% as of July 15th, compared to the year-to-date trough marked on May 29th.

Operations Summary

During the second quarter of 2020, we faced an unprecedented reduction in customer demand and increase in force majeure requests from our customers. As a result, we idled our Enlow Fork mine in April and kept it idled throughout the quarter, which weighed negatively on our operating performance. Earlier in the quarter, our Bailey mine was idled as we sought to mitigate the risk of COVID-19. For the next several months, the Bailey mine ran only on an as-needed basis while the Harvey mine produced to the reduced demand levels. For the quarter, the Pennsylvania Mining Complex produced 0.6 million tons, compared to 1.8 million tons in the second quarter of 2019.

Total costs during the second quarter of 2020 were $41.7 million compared to $75.3 million in the year-ago quarter. The decline in overall costs was driven by the significant reduction in production volume and reduced operating days, as we sought to match production with demand. This allowed us to control our overall average cash cost of coal sold per ton1 on our producing assets and to partially mitigate the financial impact of the reduced production volume in the quarter. Accordingly, average cash cost of coal sold per ton1 was $25.90 compared to $31.07 in the year-ago quarter, as our operations team was successful in limiting the amount of cash burn in the quarter. The improvement was primarily driven by lower mine maintenance and supply costs, contractors and purchased services and subsidence expense.

		Three Months Ended
		June 30, 2020	June 30, 2019
Coal Production	million tons	0.6	1.8
Coal Sales	million tons	0.6	1.8
Average Revenue per Ton Sold	per ton	$43.82	$47.53
Average Cash Cost of Coal Sold per Ton[1]	per ton	$25.90	$31.07
Average Cash Margin per Ton Sold[1]	per ton	$17.92	$16.46

Liquidity Update

During the second quarter of 2020, we successfully negotiated an amendment to the inter-company loan agreement with our sponsor, CONSOL Energy, Inc. (CEIX), and its lenders. This amendment provides us with eight quarters of covenant relaxation and ensures continued access to our $275 million affiliate loan facility with CEIX. During the quarter, we reduced our outstanding balance on the affiliate loan by approximately $1.0 million to $179.6 million. In aggregate, as of June 30, 2020, our total liquidity was $95.5 million.

Quarterly Distribution Remains Suspended

During the second quarter of 2020, CCR generated net cash provided by operating activities of $6.5 million and distributable cash flow1 of ($4.7) million. During the quarter, our net cash provided by operating activities was impacted by lower net income. CCR spent $4.1 million in capital expenditures in the second quarter of 2020. As previously announced, given the limited cash flow generation during the quarter, our commitment to delever the balance sheet and the ongoing uncertainty in the commodity markets driven by COVID-19-related demand decline, the board of directors of our general partner maintained the suspension of our cash distribution for all unitholders.

2020 Guidance

Given the ongoing uncertainty associated with the COVID-19 pandemic-driven economic slowdown, we are working with our customers to manage their shipments and inventory levels. However, due to the difficulty in forecasting the duration of this economic slowdown, our 2020 guidance remains suspended. Nonetheless, our team remains ready for and is looking forward to eventual demand recovery.

Second Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the second quarter 2020 financial and operational results, is scheduled for August 10, 2020 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419
Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding the Partnership. In addition, we may provide other information about the Partnership from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC), reporting our results for the quarter ended June 30, 2020. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distributable cash flow", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption "Reconciliation of Non-GAAP Financial Measures."

About CONSOL Coal Resources LP

CONSOL Coal Resources LP (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets.The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2020	2019
Total Costs	$41,681	$75,260
Freight Expense	(771)	(964)
Selling, General and Administrative Expenses	(2,360)	(2,953)
Interest Expense, Net	(2,254)	(1,557)
Other Costs (Non-Production)	(9,881)	(907)
Depreciation, Depletion and Amortization (Non-Production)	(4,112)	(509)
Cost of Coal Sold	$22,303	$68,370
Depreciation, Depletion and Amortization (Production)	(7,408)	(10,827)
Cash Cost of Coal Sold	$14,895	$57,543

We define average cash margin per ton sold as average coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2020	2019
Total Coal Revenue	$25,507	$87,655
Operating and Other Costs	24,776	58,450
Less: Other Costs (Non-Production)	(9,881)	(907)
Cash Cost of Coal Sold	14,895	57,543
Add: Depreciation, Depletion and Amortization	11,520	11,336
Less: Depreciation, Depletion and Amortization (Non-Production)	(4,112)	(509)
Cost of Coal Sold	$22,303	$68,370
Total Tons Sold	582	1,844
Average Revenue per Ton Sold	$43.82	$47.53
Average Cash Cost of Coal Sold per Ton	25.90	31.07
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	12.42	6.00
Average Cost of Coal Sold per Ton	$38.32	$37.07
Average Margin per Ton Sold	5.50	10.46
Add: Total Depreciation, Depletion and Amortization Costs per Ton Sold	12.42	6.00
Average Cash Margin per Ton Sold	$17.92	$16.46

We define adjusted EBITDA as (i) net (loss) income before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net (loss) income before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

The following table presents a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net (loss) income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (Loss) Income	$(7,854)	$14,387	$(7,690)	$29,607
Plus:
Interest Expense, Net	2,254	1,557	4,409	2,908
Depreciation, Depletion and Amortization	11,520	11,336	23,448	22,553
Unit-Based Compensation	74	341	233	738
Adjusted EBITDA	$5,994	$27,621	$20,400	$55,806
Less:
Cash Interest	2,237	1,815	4,324	3,690
Estimated Maintenance Capital Expenditures	8,423	9,028	17,295	18,009
Distributable Cash Flow	$(4,666)	$16,778	$(1,219)	$34,107

Net Cash Provided by Operating Activities	$6,539	$21,860	$23,316	$47,078
Plus:
Interest Expense, Net	2,254	1,557	4,409	2,908
Other, Including Working Capital	(2,799)	4,204	(7,325)	5,820
Adjusted EBITDA	$5,994	$27,621	$20,400	$55,806
Less:
Cash Interest	2,237	1,815	4,324	3,690
Estimated Maintenance Capital Expenditures	8,423	9,028	17,295	18,009
Distributable Cash Flow	$(4,666)	$16,778	$(1,219)	$34,107

We define net leverage ratio as the ratio of net debt to last twelve month earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, and capitalized interest.

The following table presents a reconciliation of the net leverage ratio to net income, the most directly comparable GAAP financial measure on a historical basis for the period indicated (in thousands).

Twelve Months Ended
June 30, 2020
Net Income	$8,254
Plus:
Interest Expense, Net	8,105
Depreciation, Depletion and Amortization	46,702
Unit-Based Compensation	904
Non-Cash Expense, Net of Cash Payments for Legacy Employee Liabilities	1,384
Other Adjustments to Net Income	820
EBITDA Per Affiliated Company Credit Agreement	$66,169

Borrowings under Affiliated Company Credit Agreement	$179,560
Finance Leases and Asset-Backed Financing	14,429
Total Debt	193,989
Less:
Cash on Hand	102
Net Debt Per Affiliated Company Credit Agreement	$193,887

Net Leverage Ratio (Net Debt/EBITDA)	2.9

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CCR disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.